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                                                                     EXHIBIT 4.1

                              MARKETLEAP.COM, INC.
                          2000 LONG-TERM INCENTIVE PLAN
                  (AS AMENDED AND RESTATED AS OF JULY 9, 2004)

                                   I. GENERAL

      1. Purpose. The Marketleap.com, Inc. 2000 Long-Term Incentive Plan (the "2000 Plan") has been established by Marketleap.com, Inc., a Delaware corporation (the "Company") to:

            (a)   Attract and retain employees of the Company;

            (b) Motivate participating employees, directors and key independent contractors by means of appropriate incentives, to achieve long-range goals;

            (c) Provide incentive compensation opportunities which are competitive with those of other major corporations; and

            (d) Further identify Participants' interests with those of the Company's other stockholders through compensation alternatives based on the Company's common stock;

and thereby promote the long-term financial interest of the Company and its Subsidiaries, including the growth in value of the Company's equity and enhancement of long-term stockholder return.

      2. Effective Date. Subject to the approval of the holders of a majority of the Stock of the Company, the 2000 Plan shall be effective as of January 1, 2000. The 2000 Plan shall terminate on December 31, 2009.

      3.    Definitions. The following definitions are applicable to the 2000
Plan.

      "Board" means the Board of Directors of the Company.

      "Change of Control" has the meaning ascribed to it in Paragraph I.11.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Committee" means the Compensation Committee of the Board.

      "Disabled" means the inability of a Participant, by reason of a physical or mental impairment, to engage in any substantial gainful activity, of which the Board shall be the sole judge.

      "Market Value" will, on the date of reference, be determined as follows:

            (a) If the Shares are listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association

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      of Securities Dealers, Inc. ("NASD") Automated Quotation ("NASDAQ")
      System, the Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported, as quoted on such system or exchange for the last market trading day prior to the time of determination) as reported in The Wall Street Journal or such other source as the Company deems reliable;

            (b) If the Shares are quoted on the NASDAQ System (but not on the National Market System thereof) or are regularly quoted by a recognized securities dealer but selling prices are not reported, the Market Value will be the mean between the high and low asked prices so quoted for the Shares; or

            (c) If neither clause (a) nor (b) of this definition is applicable, the Market Value per Share will be deemed to be equal to (x) the exercise price most recently used by the Company in granting Non-Qualified Stock Options under the Plan or any subsequent grant of Stock Options or (y) if no such grant has then been made within the year preceding the date in question then 2.5 times the book value per share of the Company as of the prior fiscal quarter end. Market Value per Share determined under clause (y) will be calculated by dividing the Company's net worth (shareholders' equity) as of the prior fiscal quarter end by (A) the total number of shares of common stock outstanding as of the prior fiscal quarter end, plus (B) the number of common shares which would be outstanding if all capital stock convertible into common stock were converted as of such date, plus (C) the number of common shares on which options, whether vested or unvested, had been granted as of the prior fiscal quarter end, but which options had not been exercised. For purposes of such calculation, the Company's net worth will be deemed to take into account the effects of exercise of all outstanding options, whether or not vested.

      "1934 Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

      "Option Date" means, with respect to any Stock Option, the date on which the Stock Option is awarded under the 2000 Plan.

      "Participant" means any employee of the Company or any Subsidiary, any non-employee member of the Company's Board, and any independent contractor providing services to the Company or any Subsidiary, who is selected by the Committee to participate in the 2000 Plan.

      "Permitted Transferees" means a member of a Participant's immediate family, trusts for the benefit of such immediate family members, and partnerships in which the Participant and/or such immediate family members are the only partners, provided that no consideration is provided for the transfer. Immediate family members shall include a Participant's spouse, descendants (children, grandchildren and more remote descendants), and shall include step-children and relationships arising from legal adoption.

      "Related Company" means any corporation during any period in which it is a Subsidiary, or during any period in which it directly or indirectly owns 50% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote.

      "Restricted Period" has the meaning ascribed to it in Part V.

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      "Restricted Stock" has the meaning ascribed to it in Part V.

      "Retirement" means (i) termination of employment in accordance with the retirement procedures set by the Company from time to time; (ii) termination of employment because a Participant becomes Disabled; or (iii) termination of employment voluntarily with the consent of the Company (of which the Board shall be the sole judge).

      "Stock" means Marketleap.com, Inc. Common Stock.

      "Stock Appreciation Right" means the right of a holder of a Stock Option to receive Stock or cash as described in Part IV.

      "Stock Option" means the right of a Participant to purchase Stock pursuant to an Incentive Stock Option or Non-Qualified Option awarded pursuant to the provisions of the 2000 Plan.

      "Subsidiary" means any corporation during any period of which 50% or more of the total combined voting power of all classes of stock entitled to vote is owned, directly or indirectly, by the Company.

      "Termination Date" shall have the following meaning based on the nature of the Participant's relationship with the Company or its Subsidiaries.

            (a) For an employee Participant, the Termination Date is the date of the termination of the Participant's employment for any reason whatsoever, whether by death, disability, retirement, discharge or voluntary termination of employment. If within one month after termination of employment for the Company or any other Subsidiary, an employee Participant begins to work as a full-time employee, an independent contractor or a director for the Company or any other Subsidiary or is reinstated as an employee at a level commensurate with the level of employment at which the Participant worked upon Participant's termination, then the termination of the Participant's employment shall not be considered a termination of employment for the purposes of this Agreement.

            (b) For a director Participant, the Termination Date is the date of the termination, resignation or removal of the Participant from Directorship,

            (c) For an independent contractor Participant, the Termination Date shall be the last day of any three month period in which the Participant is not engaged by the Company or Subsidiaries to perform any services for the Company or a Subsidiary.

      "Termination For Cause" or "Terminated for Cause" shall mean a termination of a Participant's relationship with the Company or a Subsidiary (whether the relationship involves employment, service as a director or service as an independent contractor) that the Company states in its sole discretion was because of one or more of the following reasons:

            (a) the Participant's conviction of a crime constituting a felony under state or federal law, or a crime involving moral turpitude, whether or not the crime or the conviction occurs during the period of Participant's employment or service as a director or independent contractor;

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            (b)   a determination by the Company or Subsidiary that the
      Participant has committed any material act of dishonesty against or affecting the Company, any of its Subsidiaries, any of its affiliates, or its successors or assigns; or

            (c) a determination by the Company or Subsidiary that the Participant has committed any material act of gross misconduct, such as:

                  (i) for an employee of the Company or Subsidiary, intoxication on the job, insubordination or other misconduct which has a substantial adverse effect on the business of the Company or a Subsidiary,

                  (ii) for a director of the Company or a Subsidiary, a director through action or inaction causes a knowing, material breach of the director's fiduciary duty to the Company or its Subsidiary, and

                  (iii) for an independent contractor of the Company or a
            Subsidiary, a material breach of any agreement with the Company or its Subsidiaries.

      Termination for Cause shall also include without limitation a voluntary resignation by Participant upon or within thirty (30) days after being confronted by an officer of the Company stating that such officer believes that an event has occurred that would be a reason for "Termination For Cause."

      4. Administration. The authority to manage and control the operation and administration of the 2000 Plan shall be vested in the Board. Subject to the provisions of the 2000 Plan, the Board will have authority to select Participants to receive awards of Stock Options, with or without tandem Stock Appreciation Rights, Restricted Stock and/or Stock Units and Performance Share Awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards, to determine the number and value of Stock Units and Performance Share Awards awarded and earned, and to amend, modify or suspend awards. In making such award determinations, the Board may take into account the nature of services rendered by the Participant, his or her present and potential contribution to the Company's success and such other factors as the Board deems relevant. The Board is authorized to interpret the 2000 Plan, to establish, amend, and rescind any rules and regulations relating to the 2000 Plan, to determine the terms and provisions of any agreements made pursuant to the 2000 Plan, to modify such agreements, and to make all other determinations that may be necessary or advisable for the administration of the 2000 Plan. With respect to persons subject to Section 16 of the 1934 Act, transactions under the 2000 Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor rule or statute under the 1934 Act. To the extent any provision of the 2000 Plan or action by the Board of Directors or the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law.

      The Board may delegate any or all of its authority, powers and discretion under this 2000 Plan to the Committee, and the Board may revest any or all such authority, powers and discretion in itself at any time. If appointed, the Committee shall function as follows: A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the

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Committee, unless provisions to the contrary are embodied in the Company's
Bylaws or resolutions duly adopted by the Board. All actions taken and decisions and determinations made by the Board or the Committee pursuant to the Plan shall be binding and conclusive on all persons interested in the Plan. No member of the Board or the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan.

      5. Participation. Subject to the terms and conditions of the 2000 Plan, the Board shall determine and designate, from time to time, the employees and directors of the Company and/or its Subsidiaries and independent contractors of the Company and/or its Subsidiaries who will participate in the 2000 Plan. In the discretion of the Board, a Participant may be awarded Stock Options with or without tandem Stock Appreciation Rights, Restricted Stock or Stock Units and Performance Share Awards or any combination thereof, and more than one award may be granted to a Participant. Except as otherwise agreed to by the Company and the Participant, any award under the 2000 Plan shall not affect any previous award to the Participant under the 2000 Plan or any other plan maintained by the Company or its Subsidiaries.

      6. Shares Subject to the 2000 Plan. The shares of Stock with respect to which awards may be made under the 2000 Plan shall be either authorized and unissued shares or issued and outstanding shares (including, in the discretion of the Board, shares purchased in the market). Subject to the provisions of Paragraph I.10, the number of shares of Stock available under the 2000 Plan for the grant of Stock Options with or without tandem Stock Appreciation Rights, Stock Units and Performance Share Awards and Restricted Stock shall not exceed 3,000,000 shares in the aggregate. If, for any reason, any award under the 2000 Plan or any portion of the award, shall expire, terminate or be forfeited or cancelled, or be settled in cash pursuant to the terms of the 2000 Plan and, therefore, any such shares are no longer distributable under the award, such shares of Stock shall again be available for award under the 2000 Plan.

      7. Compliance With Applicable Laws and Withholding of Taxes. Notwithstanding any other provision of the 2000 Plan, the Company shall have no liability to issue any shares of Stock under the 2000 Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. Prior to the issuance of any shares of Stock under the 2000 Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of a Stock Option or Stock Appreciation Right as the Committee determines to be desirable. All awards and payments under the 2000 Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Board, through the surrender of shares of Stock which the Participant already owns, or to which a Participant is otherwise entitled under the 2000 Plan. The Company shall have the right to deduct from all amounts paid in cash in consequence of the exercise of a Stock Option or Stock Appreciation Right or in connection with an award of Restricted Stock or Stock Units and Performance Share Awards under the 2000 Plan any taxes required by law to be withheld with respect to such cash payments. Where an employee or other person is entitled to receive shares of Stock pursuant to the exercise of a Stock Option or a Stock Appreciation Right or with respect to an award of Stock Units and Performance Share Awards pursuant to the 2000 Plan, the Company shall have the right to require the employee or such other person to pay to the Company the amount of any taxes that the Company is required to withhold with respect to such shares, or, in lieu thereof, to retain, or sell without notice, a sufficient number of such shares to cover the amount required to be withheld. Upon

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the disposition (within the meaning of Code Section 424(c)) of shares of Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the expiration of the holding period requirements of Code Section 422(a)(1), the employee shall be required to give notice to the Company of such disposition and the Company shall have the right to require the employee to pay to the Company the amount of any taxes that are required by law to be withheld with respect to such disposition. Upon termination of the Restricted Period with respect to an award of Restricted Stock (or such earlier time, if any, as an election is made by the employee under Code Section 83(b), or any successor provisions thereto, to include the value of such shares in taxable income), the Company shall have the right to require the employee or other person receiving shares of Stock in respect of such Restricted Stock award to pay to the Company the amount of taxes that the Company is required to withhold with respect to such shares of Stock or, in lieu thereof, to retain or sell without notice a sufficient number of shares of Stock held by it to cover the amount required to be withheld. The Company shall have the right to deduct from all dividends paid with respect to Restricted Stock the amount of taxes that the Company is required to withhold with respect to such dividend payments.

      8. Transferability. Incentive Stock Options with or without tandem Stock Appreciation Rights, Stock Units and Performance Share Awards, and, during the period of restriction, Restricted Stock awarded under the 2000 Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. Incentive Stock Options may be exercised during the lifetime of the Participant only by the Participant or his guardian or legal representative. If provided in the option agreement, Non-Qualified Stock Options with or without tandem Stock Appreciation Rights may be transferred by a Participant to Permitted Transferees, and may be exercised either by the Participant, his guardian or legal representative and as otherwise permitted under the laws of descent and distribution, or by a Permitted Transferee.

      9. Employee and Stockholder Status. The 2000 Plan does not constitute a contract of employment or for services, and selection as a Participant will not give any employee, director or independent contractor the right to be retained in the employ of the Company or any Subsidiary nor to continue to provide services as a director or consultant. No award under the 2000 Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of shares of Stock. If the redistribution of shares is restricted pursuant to Paragraph I.7, certificates representing such shares may bear a legend referring to such restrictions.

      10. Adjustments to Number of Shares Subject to the 2000 Plan. In the event of any change in the outstanding shares of Stock of the Company by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares or other similar change, the aggregate number of shares of Stock with respect to which awards may be made under the 2000 Plan, the terms and the number of shares of any outstanding Stock Options, Stock Appreciation Rights, Restricted Stock and Stock Units and Performance Share Awards, and the purchase price of a share of Stock under Stock Options, may be equitably adjusted by the Board in its sole discretion.

      11. Business Combinations. In addition to the rights and obligations of the Committee to modify, adjust or accelerate exercisability of outstanding options, in the event that, while any options, Stock Appreciation Rights, Restricted Stock or Stock Units and Performance Share Awards are outstanding under the 2000 Plan, there shall occur (a) a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation (for purposes

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of this Paragraph I.11, the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation), (b) a dissolution of the Company, or (c) a transfer of all or substantially all of the assets or shares of stock of the Company in one transaction or a series of related transactions to one or more other persons or entities (any of the foregoing events as described in (a)-(c) above, a "Change of Control") then, with respect to each option, Stock Appreciation Right and share of Restricted Stock outstanding immediately prior to the consummation of such transaction and without the necessity of any action by the Committee:

                  (i) If provision is made in writing in connection with such transaction for the continuance and/or assumption of some or all of the options, rights, Restricted Stock and Stock Units and Performance Share Awards granted under the 2000 Plan, or the substitution for such options, rights, Restricted Stock and Stock Units and Performance Share Awards of new options, rights, Restricted Stock and Stock Units and Performance Share Awards, with appropriate adjustment as to the number and kind of shares or other securities deliverable with respect thereto, the options, rights, Restricted Stock and Stock Units and Performance Share Awards granted under the 2000 Plan, or the new options, rights, Restricted Stock and Stock Units and Performance Share Awards substituted therefor, shall continue subject to such adjustment, in the manner and under the terms provided in the respective agreements.

                  (ii) If provision is made in writing in connection with such transaction, all or a portion of the options, rights, Restricted Stock and Stock Units and Performance Share Awards granted under the 2000 Plan (each, an "Award") may be terminated in exchange for the right to receive, for each share of Company common stock subject to the Award that is to be so terminated, (a) an amount in cash equal in fair market value, as determined by the Board, to the per share consideration received in the Change of Control by holders of Company common stock for each share of Company common stock held on the effective date of the Change of Control, minus (b) the exercise price (or purchase price) per share, if any, of the Award.

                  (iii) In the event provision is not made in connection with such transaction for the continuance and/or assumption and/or cash-out of the options, rights, Restricted Stock and Stock Units and Performance Share Awards granted under the 2000 Plan, or for the substitution of equivalent options, rights and awards, then there shall be no accelerated vesting of any options, rights, Restricted Stock and Stock Units and Performance Share Awards granted under the 2000 Plan at the time of occurrence of the Change of Control.

                  (iv) On the first anniversary date of a Change of Control, all unvested options, rights, Restricted Stock and Stock Units and Performance Share Awards shall vest.

                  (v) In addition, if the Company after a Change of Control chooses (a) to terminate the employment of an employee Participant
            (b) to terminate a Participant director's position as a director, or
            (c) to cease to use the services of an independent contractor Participant for any period of ninety (90) days, and the Participant has unvested options, rights, Restricted Stock and Stock Units or Performance Shares, then the unvested options, rights, Restricted Stock and Stock Units or Performance shares

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            shall fully vest. This Subparagraph I.11.(iv) shall not apply if a
            Participant is Terminated for Cause or chooses to terminate his or her employment or service as a director or independent contractor with the Company or its Subsidiaries.

      12. Agreement With Company. At the time of any awards under the 2000 Plan, the Board will require a Participant to enter into an agreement with the Company in a form specified by the Board, agreeing to the terms and conditions of the 2000 Plan and to such additional terms and conditions, not inconsistent with the 2000 Plan, as the Board may, in its sole discretion, prescribe, including without limitation the required signature of a noncompetition agreement or a nondisclosure agreement.

      13. Amendment and Termination of 2000 Plan. Subject to the following provisions of this Paragraph 13, the Board may at any time and in any way amend, suspend or terminate the 2000 Plan. No amendment of the 2000 Plan and, except as provided in Paragraph I.10, no action by the Board shall, without further approval of the stockholders of the Company, increase the total number of shares of Stock with respect to which awards may be made under the 2000 Plan or materially modify the requirements as to eligibility for participation in the 2000 Plan, if stockholder approval of such amendment is a condition of Securities and Exchange Commission Rule 16b-3 or its successor rule or statute, the Code or any exchange or market system on which the Stock is listed at the time such amendment is adopted. No amendment, suspension or termination of the 2000 Plan shall alter or impair any Stock Option with or without tandem Stock Appreciation Right, share of Restricted Stock or Performance Unit previously awarded under the 2000 Plan without the consent of the holder thereof.

II.   INCENTIVE STOCK OPTIONS

      1. Definition. The award of an Incentive Stock Option under the 2000 Plan entitles the Participant to purchase shares of Stock at a price fixed at the time the option is awarded, subject to the following terms of this Part II.

      2. Eligibility. The Board shall designate the employees to whom Incentive Stock Options, as described in section 422(b) of the Code or any successor section thereto, are to be awarded under the 2000 Plan and shall determine the number of option shares to be offered to each of them. Incentive Stock Options may be awarded only to employees. In no event shall the aggregate Market Value (determined at the time the option is awarded) of Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under all plans of the Company and all Related Companies) exceed $100,000; any Stock Options awarded in excess of this limit shall be considered as Non-Qualified Stock Options for federal income tax purposes, determined in the order in which the Stock Options were granted.

      3. Price. The purchase price of a share of Stock under each Incentive Stock Option shall be determined by the Board, provided, however, that in no event shall such price be less than the greater of (a) 100% of the Market Value of a share of Stock as of the Option Date (or 110% of such Market Value if the holder of the option owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary) or (b) the par value of a share of Stock on such date. To the extent provided by the Board, the full purchase price of each share of Stock purchased upon the exercise of any Incentive Stock Option shall be paid in cash or in shares of Stock (valued at Market Value as of the day of exercise), or in any combination thereof, at the time of

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such exercise and, as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto.

      4. Exercise. Each Incentive Stock Option shall become and be exercisable at such time or times and during such period or periods, in full or in such installments as may be determined by the Board at the Option Date. In addition, if permitted by the Board or the terms of the agreement evidencing such Stock Option, Participants may elect to pay the purchase price of shares of Stock purchased upon the exercise of Incentive Stock Options in cash, through delivery of a full recourse promissory note with terms acceptable to the Company, or through tendering, either through actual delivery or attestation, of shares of Stock (valued at Market Value as of the day of exercise) owned by the Participant, or any combination thereof, equivalent to the purchase price of such Incentive Stock Options. The Board may permit a Participant to elect to pay the purchase price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire purchase price and any tax withholding resulting from such exercise.

      5. A Participant's payment of the purchase price in connection with the exercise of an Incentive Stock Option through delivery of shares of Stock (the "ISO Stock") that were acquired through the exercise of an Incentive Stock Option and that have not been held for more than one year will be considered a disposition (within the meaning of Code Section 424(c)) of the ISO Stock, resulting in the disqualification of the ISO Stock from treatment as an incentive stock option under Code Section 422, and the Participant's recognition of ordinary income. Participants should consult with their tax advisors prior to electing to exercise an Incentive Stock Option by this method.

      6. Option Expiration Date. The "Expiration Date" with respect to an Incentive Stock Option or any portion thereof awarded to a Participant under the 2000 Plan means the earliest of:

            (a) the date that is ten (10) years after the date on which the Incentive Stock Option is awarded (or, if the Participant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary, the date that is five (5) years after the date on which the Incentive Stock Option is awarded);

            (b)   the date established by the Board at the time of the award;

            (c) the date that is one year after the Participant's Date of Termination if termination occurred due to Participant's death or Disability; or

            (d) the date that is thirty (30) days following Participant's Date of Termination if the Participant's employment or service with the Company and all Related Companies terminated due to reasons other than death or becoming Disabled, except in the case of Termination for Cause, the Expiration Date is the Termination Date.

All rights to purchase shares of Stock pursuant to an Incentive Stock Option shall cease as of such option's Expiration Date.

III.  NON-QUALIFIED STOCK OPTIONS

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      1.    Definition. The award of a Non-Qualified Stock Option under the 2000
Plan entitles the Participant to purchase shares of Stock at a price fixed at the time the option is awarded, subject to the following terms of this Part III.

      2. Eligibility. The Board shall designate the Participants to whom Non-Qualified Stock Options are to be awarded under the 2000 Plan and shall determine the number of option shares to be offered to each of them.

      3. Price. The purchase price of a share of Stock under each Non-Qualified Stock Option shall be determined by the Board; provided, however, that in no event shall such price be less than the Market Value of a share of Stock as of the Option Date.

      4. Exercise. Each Non-Qualified Stock Option shall become and be exercisable at such time or times and during such period or periods, in full or in such installments as may be determined by the Board at the Option Date. To the extent provided by the Board, the full purchase price of each share of Stock purchased upon the exercise of any Non-Qualified Stock Option shall be paid in cash, through delivery of a promissory note with terms acceptable to the Company, or in shares of Stock (valued at Market Value as of the day of exercise), or in any combination thereof, at the time of such exercise. In addition, if permitted by the Board or the terms of the agreement evidencing such Stock Option, Participants may elect to pay the purchase price of shares of Stock purchased upon the exercise of Non-Qualified Stock Options by tendering, either through actual delivery of shares of Stock or though attestation, shares of Stock (valued at Market Value as of the day of exercise) owned by the Participant, or any combination thereof, equivalent to the purchase price of such Non-Qualified Stock Options. The Board may permit a Participant to elect to pay the purchase price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire purchase price and any tax withholding resulting from such exercise.

      5. Option Expiration Date. The "Expiration Date" with respect to a Non-Qualified Stock Option or any portion thereof awarded to a Participant under the 2000 Plan means the earliest of:

            (a)   the date established by the Board at the time of the award;

            (b) the date that is one year after the Participant's Date of Termination if termination occurred due to Participant's death or Disability; or

            (c) the date that is thirty (30) days following Participant's Date of Termination if the Participant's employment or service with the Company and all Related Companies terminated due to reasons other than death or becoming Disabled, except in the case of Termination for Cause, the Expiration Date is the Termination Date.

All rights to purchase shares of Stock pursuant to a Non-Qualified Stock Option shall cease as of such option's Expiration Date.

IV.   STOCK APPRECIATION RIGHTS

      1. Definition. A Stock Appreciation Right is an award that may be granted in tandem with a Non-Qualified Stock Option or Incentive Stock Option, and entitles the holder to receive an

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amount equal to the difference between the Market Value of the shares of Stock at the time of exercise of the Stock Appreciation Right and the option price, subject to the applicable terms and conditions of the tandem options and the following provisions of this Part IV.

      2. Eligibility. The Board may, in its discretion, award the holders of any Incentive Stock Options or Non-Qualified Stock Options awarded under the 2000 Plan a Stock Appreciation Right under this Part IV concurrent with, or subsequent to, the award of the Stock Option.

      3. Exercise. A Stock Appreciation Right may be exercised under the applicable terms and conditions of the Incentive Stock Option or Non-Qualified Stock Option with respect to which the Stock Appreciation Right is awarded. A Stock Appreciation Right shall entitle the holder of a Stock Option to receive, upon the exercise of the Stock Appreciation Right, shares of Stock (valued at their Market Value at the time of exercise), cash or a combination thereof, in the discretion of the Board, in an amount equal in value to the excess of the Market Value of the shares of Stock subject to the Stock Appreciation Right as of the date of such exercise over the purchase price of the Stock Option. The exercise of a Stock Appreciation Right will result in the surrender of the related Incentive Stock Option or Non-Qualified Stock Option and, unless otherwise provided by the Board in its sole discretion, the exercise of a Stock Option will result in the surrender of a related SAR, if any.

      4. Expiration Date. The "Expiration Date" with respect to a Stock Appreciation Right shall be determined by the Board, and shall be not later than the Expiration Date for the related Stock Option. If neither the right nor the related Stock Option is exercised before the end of the day on which the right ceases to be exercisable, such right shall be deemed exercised as of such date and payment shall be made to the holder in cash.

V.    RESTRICTED STOCK

      1. Definition. Restricted Stock awards are grants of Stock to Participants, the vesting of which is subject to a required period of employment or service as a director or independent contractor and any other conditions established by the Board.

      2. Eligibility. The Board shall designate the Participants to whom Restricted Stock is to be awarded and the number of shares of Stock that are subject to the award.

      3. Terms and Conditions of Awards. All shares of Restricted Stock awarded to Participants under the 2000 Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent with the 2000 Plan, as shall be prescribed by the Board in its sole discretion and as shall be contained in the Agreement referred to in Part I, Paragraph 12.

            (a) Restricted Stock awarded to Participants may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, for a period of 10 years or such shorter period as the Board may determine, but not less than one year, after the time of the award of such stock (the "Restricted Period"). Except for such restrictions, the Participant as owner of such shares shall have all the rights of a stockholder, including but not limited to the right to vote such shares and, except as otherwise provided by the Board, the right to receive all dividends paid on such shares.

            (b) The Board may in its discretion, at any time after the date of the award of Restricted Stock, adjust the length of the Restricted Period to account for individual

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      circumstances of a Participant or group of Participants, but in no case shall the length of the Restricted Period be less than one year.

            (c) Except as otherwise determined by the Board in its sole discretion, a Participant whose employment or service with the Company and all Related Companies terminates prior to the end of the Restricted Period for any reason shall forfeit all shares of Restricted Stock remaining subject to any outstanding Restricted Stock Award.

            (d) Each certificate issued in respect of shares of Restricted Stock awarded under the 2000 Plan shall be registered in the name of the Participant and, at the discretion of the Board, each such certificate may be deposited in a bank designated by the Board. Each such certificate shall bear the following (or a similar) legend:

            The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the MarketLeap.com, Inc. 2000 Long-Term Incentive Plan and an agreement entered into between the registered owner and MarketLeap.com, Inc. A copy of such plan and agreement is on file in the office of the Secretary of Marketleap.com, Inc., 2107 Greenbriar Drive, Suite B, Southlake, Texas 76092.

            (e) At the end of the Restricted Period for Restricted Stock, such Restricted Stock will be transferred free of all restrictions to a Participant (or his or her legal representative, beneficiary or heir).

      4. Substitution of Cash. The Board may, in its discretion, substitute cash equal to the Market Value (determined as of the date of distribution) of Stock otherwise required to be distributed to a Participant in accordance with
Part V, Paragraph 3.

VI.   STOCK UNITS AND PERFORMANCE SHARE AWARDS

      1. Definitions. A "Stock Unit" Award is the grant of a right to receive shares of Stock in the future. A "Performance Share" Award is a grant of a right to receive shares of Stock or Stock Units which is contingent on the achievement of performance or other objectives during a specified period. The number of Performance Shares earned, and the value received for them, will be contingent on the degree to which the performance measures established at the time of the initial award are met.

      2. Eligibility. The Board shall designate the Participants to whom Stock Units or Performance Share Awards are to be awarded, and the number of units or shares to be the subject of such awards.

      3. Terms and Conditions of Awards. For each Participant, the Board will determine the timing of awards; the number of units awarded; the value of units, which may be stated either in cash or in shares of Stock; the performance measures used for determining whether the Performance Shares are earned; the performance period during which the performance measures will apply; the relationship between the level of achievement of the performance measures and the degree to which Performance Shares are earned; whether, during or after the performance period, any revision to the performance measures or performance period should be made to reflect significant events or changes

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that occur during the performance period; and the number of earned Performance
Shares that will be paid in cash and/or shares of Stock.

      4. Payment. The Board will compare the actual performance to the performance measures established for the performance period and determine the number of units to be paid and their value. Payment for Performance Shares earned shall be wholly in cash, wholly in Stock or in a combination of the two, in a lump sum or installments, and subject to vesting requirements and such other conditions as the Board shall provide. The Board will determine the number of earned Performance Shares to be paid in cash and the number to be paid in Stock. For Performance Shares payable in shares of Stock, one share of Stock will be paid for each share earned, or cash will be paid for each share earned equal to either (a) the Market Value of a share of Stock at the end of the performance period or (b) the Market Value of the Stock averaged for a number of days determined by the Board. For Performance Shares awarded in cash, the value of each share earned will be paid in its initial cash value, or shares of Stock will be distributed based on the cash value of the shares earned divided by (a) the Market Value of a share of Stock at the end of the performance period or (b) the Market Value of a share of Stock averaged for a number of days determined by the Board.

      5. Retirement, Death or Termination. A Participant whose employment or service with the Company and Related Companies terminates because of Retirement or death either (i) during a performance period, or (ii) prior to the delivery date for deferred Stock Units, shall be entitled to the prorated value of earned Performance Shares or Stock Units, at the conclusion of the performance period (or the deferred delivery date) based on the ratio of the months the Participant was employed (or during which he rendered services as a director or independent contractor) during the period to the total months of the performance period (or from the date of the award of the Stock Units until the deferred delivery date). If the Participant's employment or service with the Company and Related Companies terminates for any reason other than Retirement or death (i) during a performance period, or (ii) prior to the delivery date for deferred Stock Units, the Performance Shares or Stock Units will be forfeited on the date his employment or service with the Company and Related Companies terminates. Notwithstanding the foregoing provisions of this Part VI, the Board may determine that the Participant will be entitled to receive all or any portion of the Performance Shares or Stock Units that he or she would otherwise receive, and may accelerate the determination and payment of the shares or units or make such other adjustments as the Board, in its sole discretion, deems desirable.